3200 NW Yeon Avenue P.O. Box 10047 Portland, Oregon 97296-0047 Phone: (503) 224-9900 Fax: (503) 323-2804

August 30, 2006
Investor Relations Contact: Rob Stone (503) 224-9900
Press Relations Contact: Tom Zelenka (503) 323-2821
Website: www.schnitzersteel.com
Email: ir@schn.com

PRESS RELEASE

SCHNITZER ANNOUNCES COMPLIANCE WITH NASDAQ CONTINUED LISTING REQUIREMENTS

PORTLAND, Oregon—August 30, 2006--Schnitzer Steel Industries, Inc. (Nasdaq-SCHN) today announced it has been notified by The Nasdaq Stock Market that the Company is in compliance with Nasdaq’s requirements for continued listing. Accordingly, the Company’s delisting hearing before the Nasdaq Listing Qualifications Panel is no longer necessary and has been cancelled.

The previously announced filing delinquency, resulting from a delay in the filing of Form 10-Q for the 2006 fiscal third quarter ended May 31, 2006, has been cured. In addition to filing the third quarter Form 10-Q, the Company also today filed with the SEC an amended Form 10-K for the fiscal year ended August 31, 2005 as well as amended Form 10-Qs for the 2006 fiscal quarters ended November 30, 2005 and February 28, 2006.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metals products in the United States with 28 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 34 Pick-N-Pull self service facilities and 18 GreenLeaf full service facilities located in 14 states and western Canada. With an annual production capacity of approximately 700,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 100th year of operations in 2006.

For more information about Schnitzer Steel Industries, Inc., go to www.schnitzersteel.com.